UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2013

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for the National Office Portfolio
On May 21, 2013, KBS Real Estate Investment Trust III, Inc. (the “Company”), through indirect wholly owned subsidiaries, entered into three separate purchase and sale agreements to acquire a portfolio of office properties (the “National Office Portfolio”) consisting of (i) Preston Commons, an office property consisting of three buildings built in 1958, 1986 and 1986, respectively, and renovated from 2010 to 2013, containing an aggregate of 427,799 rentable square feet of office space and located on approximately 6.3 acres of land in Dallas, Texas, (ii) Sterling Plaza, an office property built in 1984 and renovated from 2010 to 2013, containing 313,609 rentable square feet of office space and located on approximately 2.1 acres of land in Dallas, Texas and (iii) One Washingtonian Center, an office property built in 1990 and renovated from 2010 to 2012, containing 321,007 rentable square feet and located on approximately 5.1 acres of land in Gaithersburg, Maryland. The sellers, all of which are affiliates of CBRE Global Investors, are not affiliated with the Company or the Company’s external advisor, KBS Capital Advisors LLC.
The Company made a total aggregate deposit of $6.3 million under the purchase and sale agreements. Pursuant to the purchase and sale agreements, the Company would be obligated to purchase the properties only after satisfactory completion of agreed upon closing conditions. In addition, the Company’s obligation to acquire any property in the National Office Portfolio is contingent upon the closings of each of the other properties, unless the failure to close both of the other properties is a result of the Company’s failure to satisfy the seller’s conditions to closing.   The seller’s obligation to sell any property in the National Office Portfolio is contingent upon the closings of the other properties, unless the failure to close both of the other properties is a result of the seller’s failure to satisfy the Company’s conditions to closing.  There can be no assurance that the Company will complete the acquisitions. In some circumstances, if the Company fails to complete the acquisitions, it may forfeit up to $6.3 million of earnest money.
The contractual purchase price of the National Office Portfolio is approximately $268.8 million plus closing costs. The Company intends to fund the purchase of the National Office Portfolio with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its ongoing initial public offering. The Company is currently negotiating the terms of the mortgage loan.
As of May 1, 2013, the National Office Portfolio was approximately 86% leased to more than 120 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of the National Office Portfolio is approximately $23.5 million. The current weighted-average remaining lease term for the tenants is approximately 5.7 years.  The current weighted-average rental rate over the remaining lease term is $30.28 per square foot.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: May 28, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer